Exhibit 5.1

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Washington, DC
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February 22, 2023	Miami
vedderprice.com

Byline Bancorp, Inc.
180 North LaSalle Street, Suite 300
Chicago, Illinois 60601

Re: Registration Statement on Form S-4 of Byline Bancorp, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Byline Bancorp, Inc., a Delaware corporation (“Byline”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Securities Act”), by Byline with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act up to 6,389,351 shares of Byline’s common stock, par value $0.01 per share (the “Registered Shares”). The Registered Shares may be issued by Byline pursuant to the Agreement and Plan of Merger, dated as of November 30, 2022 (the “Merger Agreement”), by and among Byline, Butterfield Acquisition Corporation, a Maryland corporation (“Merger Sub”), and Inland Bancorp, Inc., a Maryland corporation (“Inland Bancorp”), which provides for, among other things, the merger of Merger Sub with and into Inland Bancorp and, immediately thereafter, the merger of Inland Bancorp with and into Byline, with Byline as the surviving corporation (collectively, the “Merger”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined such documents and materials, including the Registration Statement, the Merger Agreement, Byline’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as currently in effect, the resolutions of each of the Board of Directors of Byline, Byline Bank and Merger Sub relating to the Merger, each dated as of November 18, 2022, and such other corporate documents and records of Byline, as we have deemed necessary or appropriate for the purpose of and as a basis for rendering this opinion. In our investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of Byline.

Our opinion is limited to the applicable provisions of the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction.

On the basis of the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that, when the Registration Statement has been declared effective under the Securities Act by order of the Commission and the Merger is consummated in accordance with the terms of the Merger Agreement, each Registered Share, if and when issued to Inland Bancorp’s stockholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

We hereby consent to the filing and inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Opinions” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vedder Price P.C.